PROMISSORY NOTE

$2,000,000.00

Lauderhill, Florida

Effective Date: September 17, 2026

FOR VALUE RECEIVED, the undersigned, Stewards, Inc., a Nevada corporation (the “Maker” or “Borrower”), promises to pay to the order of Envy Development PB, LLC, a Florida limited liability company (the “Lender” or “Envy”), the principal sum of Two Million Dollars and No/100 ($2,000,000.00), together with interest on the unpaid principal balance as provided herein, in accordance with the following provisions.

This Note evidences a loan in the principal amount of Two Million Dollars ($2,000,000.00) (the “Loan”) advanced by Lender to Maker. Interest accrues on the outstanding principal at the per diem rate set forth in Section 1. The entire outstanding principal balance, together with all accrued and unpaid interest, is due and payable in full on the Maturity Date.

1.      Definitions

As used in this Note, the following terms shall have the following meanings:

▪  “Business Day”: Any day other than a Saturday, Sunday, or any other day on which national banks in Broward County, Florida, are not open for business.

▪  “Default Rate”: The maximum rate permitted by Florida law (Chapter 687, Florida Statutes).

▪  “Event of Default”: As defined in Section 6 below.

▪  “Interest Rate”: One Thousand Three Hundred Thirty-Three and 33/100 Dollars ($1,333.33) per day, accruing on the outstanding principal balance from the Effective Date until the principal is repaid in full.

▪  “Loan Documents”: This Note and any other documents executed in connection herewith.

▪  “Maturity Date”: October 5, 2026.

▪  “Maximum Rate”: The maximum non-usurious interest rate permitted under Chapter 687, Florida Statutes.

2.      Loan Funding

Lender has advanced, or concurrently with the execution of this Note is advancing, the principal sum of

$2,000,000.00 to Maker (the “Loan”). This Note evidences Maker’s obligation to repay the Loan, together with all accrued and unpaid interest, in accordance with its terms.

3.      Payment Terms

(a)   Interest Payments: Interest shall accrue on the outstanding principal at the Interest Rate of $1,333.33 per day. No periodic interest payments shall be required prior to the Maturity Date. All accrued and unpaid interest shall be due and payable on the Maturity Date.

(b)  Principal and Final Payment: The entire outstanding principal balance of $2,000,000.00, together with all accrued and unpaid interest, shall be due and payable in full on the Maturity Date.

(c)  Application of Payments: All payments shall be applied first to late fees or other charges, then to accrued interest, and then to principal.

(d)  Prepayment: Maker may prepay the principal in whole or in part at any time without premium or penalty. Prepayments shall be applied to the outstanding principal.

(e)   Late Charges: If any payment is not made within ten (10) days of its due date, Maker shall pay a late charge of five percent (5%) of the overdue amount.

4.      Governing Law and Jurisdiction

This Note shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of laws principles. Maker irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in Broward County, Florida, for any action arising out of or relating to this Note. Maker waives any objection to such venue or jurisdiction, including forum non conveniens.

5.      Usury Savings Clause

Notwithstanding any provision herein, Lender shall not be entitled to receive, collect, or apply as interest any amount in excess of the Maximum Rate. If Lender receives interest in excess of the Maximum Rate, such excess shall be applied to reduce the principal balance, or if the principal is paid in full, refunded to Maker. In determining compliance with the Maximum Rate, the parties shall, to the extent permitted by law: (i) characterize non-principal payments (except those expressly designated as interest) as expenses, fees, or premiums; (ii) exclude voluntary prepayments and their effects; and (iii) amortize interest over the entire term of the Note.

6.      Events of Default

An Event of Default shall occur upon any of the following:

(a)   Maker fails to make any payment of principal, interest, or other amounts when due, and such failure continues for ten (10) days after written notice from Lender.

(b)  Maker breaches any covenant or representation in this Note and such breach remains uncured for thirty

(30) days after written notice from Lender.

(c)  Maker becomes insolvent, files for bankruptcy, or has a bankruptcy petition filed against it that is not dismissed within sixty (60) days.

(d)  Any material adverse change occurs in the financial condition or operations of Maker that, in Lender’s reasonable discretion, impairs its ability to perform under this Note.

7.      Remedies

Upon an Event of Default, Lender may, at its sole discretion:

(a)  Accelerate and declare immediately due and payable the entire outstanding principal, accrued interest, and all other amounts due under this Note.

(b)  Increase the interest rate on the unpaid principal to the Default Rate, effective from the date of default until paid in full, subject to the Maximum Rate.

(c)    Pursue all rights and remedies available at law or in equity, including recovery of all costs of

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enforcement, including reasonable attorneys’ fees, paralegal fees, and court costs (excluding in-house counsel costs). Lender’s remedies are cumulative.

8.      Waivers

Maker waives:

(a)   presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration, notice of nonpayment, notice of dishonor, and all other notices except as expressly required herein;

(b)   any defense based on any delay, extension, renewal, modification, waiver, release, or indulgence by Lender; and

(c)  to the fullest extent permitted by Florida law, any right to a trial by jury in any action arising out of or relating to this Note. This jury trial waiver is a material inducement for Lender to advance the funds.9. Notices

All notices shall be in writing and delivered personally, by certified mail (return receipt requested), or by a nationally recognized overnight courier to the addresses below, or as otherwise designated in writing:

▪  To Maker: Stewards, Inc., 4300 N. University Drive, Suite D-105, Lauderhill, Florida 33351, Attn: Shaun Quin, President.

▪  To Lender: Envy Development PB, LLC, c/o Bernard Hsiao and Michael Hsiao, bh@invesca.com and mh@invesca.com (or such other address as Lender may designate). Notices are deemed given upon receipt or, if mailed, three (3) Business Days after mailing.

9.      Miscellaneous

(a)  Time of Essence: Time is of the essence for all obligations under this Note.

(b)  Severability: If any provision is found invalid or unenforceable, the remaining provisions shall remain in full force and effect.

(c)  Amendments: No amendment or waiver of any provision shall be effective unless in writing and signed by Lender.

(d)  Binding Effect: This Note is binding on Maker and its successors and assigns and inures to the benefit of Lender and its successors and assigns.

(e)  No Guaranty: No personal guarantors are required under this Note.

IN WITNESS WHEREOF, Maker has executed this Note as of the Effective Date. Maker:

Stewards, Inc.,

a Nevada corporation

By: /s/ Shaun Quin

Name: Shaun Quin

Title: President

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Lender Acknowledgment (for execution by Envy Development PB, LLC):

Envy Development PB, LLC,

a Florida limited liability company

By: /s/ Bernard Hsiao

Name: Bernard Hsiao

Title: Authorized Representative

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